EXHIBIT 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
441-278-9250
441-278-9255 fax

CONTACT:
PRESS RELEASE	Mark D. Lyons
NASDAQ Symbol ACGL	Executive Vice President and
For Immediate Release	Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2017 THIRD QUARTER RESULTS
HAMILTON, BERMUDA, October 25, 2017 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that, as a result of the significant level of catastrophic event activity in the 2017 third quarter, the Company incurred a net loss to Arch common shareholders of $52.8 million, or $0.39 per share, compared to net income available to Arch common shareholders of $247.4 million, or $1.98 per share, for the 2016 third quarter. For the nine months ended September 30, 2017, the Company reported net income available to Arch common shareholders of $363.0 million, or $2.61 per share, compared to $602.3 million, or $4.84 per share, for the 2016 period. The Company’s book value per common share was $59.61 at September 30, 2017, consistent with the $59.60 per share reported at June 30, 2017 and an 11.8% increase from $53.30 per share at September 30, 2016. All earnings per share amounts discussed in this release are on a diluted basis. However, due to the net loss recorded in the 2017 third quarter, reported weighted average common shares and common share equivalents outstanding for the 2017 third quarter do not include the effect of dilutive securities since the inclusion of such securities is anti-dilutive to per share results.
The Company also reported an after-tax operating loss to Arch common shareholders, a non-GAAP measure, of $107.1 million, or $0.79 per share, for the 2017 third quarter, compared to after-tax operating income to Arch common shareholders of $149.6 million, or $1.20 per share, for the 2016 third quarter. For the nine months ended September 30, 2017, the Company reported after-tax operating income available to Arch common shareholders of $259.8 million, or $1.87 per share, compared to $435.9 million, or $3.50 per share, for the 2016 period. See ‘Comments on Regulation G’ for further details.
The following table summarizes the Company’s underwriting results, both on a consolidated basis and a consolidated basis excluding the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for a reconciliation of underwriting income (loss) to income (loss) before income taxes and net income (loss) available to Arch common shareholders.

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended September 30,			Three Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Gross premiums written	$1,648,246	$1,278,765	28.9	$1,557,179	$1,214,765	28.2
Net premiums written	1,325,403	1,014,278	30.7	1,171,676	856,842	36.7
Net premiums earned	1,261,886	958,403	31.7	1,133,256	847,967	33.6
Underwriting income (loss)	(142,172)	127,647	(211.4)	(107,617)	126,268	(185.2)
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	82.9%	54.7%	28.2	81.4%	53.1%	28.3
Acquisition expense ratio	15.4%	16.8%	(1.4)	14.3%	15.6%	(1.3)
Other operating expense ratio	13.5%	16.0%	(2.5)	14.3%	17.2%	(2.9)
Combined ratio	111.8%	87.5%	24.3	110.0%	85.9%	24.1

(1)
Pursuant to generally accepted accounting principles, the Company concluded that Watford Re is considered a variable interest entity and that the Company is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re (i.e., the ‘other’ segment) in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity.

The Company’s 2017 third quarter results reflect estimated after-tax net losses from current accident year catastrophic events of $319.8 million (pre-tax net losses of $347.8 million), net of reinsurance and reinstatement premiums and excluding the ‘other’ segment. Such amounts were primarily related to Hurricanes Harvey, Irma and Maria, along with the Mexican earthquakes and other more minor global events. The Company’s estimates for these events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.
The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss) available to Arch common shareholders	$(52,760)	$247,388	$362,967	$602,272
Net realized (gains) losses	(64,344)	(99,159)	(111,930)	(175,558)
Net impairment losses recognized in earnings	1,878	3,867	5,415	16,849
Equity in net (income) loss of investment funds accounted for using the equity method	(31,090)	(16,662)	(111,884)	(32,054)
Net foreign exchange (gains) losses	27,811	4,054	85,619	3,560
UGC transaction costs and other	2,990	7,142	21,249	7,142
Loss on redemption of preferred shares	6,735	—	6,735	—
Income tax expense (1)	1,647	2,970	1,580	13,705
After-tax operating income (loss) available to Arch common shareholders	$(107,133)	$149,600	$259,751	$435,916

Diluted per common share results:
Net income (loss) available to Arch common shareholders	$(0.39)	$1.98	$2.61	$4.84
Net realized (gains) losses	(0.48)	(0.79)	(0.80)	(1.41)
Net impairment losses recognized in earnings	0.02	0.03	0.04	0.14
Equity in net (income) loss of investment funds accounted for using the equity method	(0.23)	(0.13)	(0.80)	(0.27)
Net foreign exchange (gains) losses	0.21	0.03	0.61	0.03
UGC transaction costs and other	0.02	0.06	0.15	0.06
Loss on redemption of preferred shares	0.05	—	0.05	—
Income tax expense (1)	0.01	0.02	0.01	0.11
After-tax operating income (loss) available to Arch common shareholders	$(0.79)	$1.20	$1.87	$3.50

Weighted average common shares and common share equivalents outstanding-diluted (2)	134,885,451	124,931,653	139,222,324	124,528,174

Beginning common shareholders’ equity	$8,126,332	$6,340,583	$7,481,163	$5,841,542
Ending common shareholders’ equity	8,138,589	6,538,983	8,138,589	6,538,983
Average common shareholders’ equity	$8,132,461	$6,439,783	$7,809,876	$6,190,263

Annualized return on average common equity	(2.6)%	15.4%	6.2%	13.0%
Annualized operating return on average common equity	(5.3)%	9.3%	4.4%	9.4%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

(2)
Due to the net loss recorded in the 2017 third quarter, diluted weighted average common shares and common share equivalents outstanding for such period do not include the effect of dilutive securities since the inclusion of such securities is anti-dilutive to per share results. Due to the net gain reported for all other periods presented, weighted average common shares and common share equivalents outstanding for such periods reflect the effect of dilutive securities.

Each line item in the table above reflects the impact of the Company’s approximate 11% ownership of Watford Re’s common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2017 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2017. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$787,447	$758,934	3.8
Net premiums written	564,931	541,488	4.3
Net premiums earned	535,165	519,078	3.1

Underwriting income (loss)	$(207,143)	$22,474	(1,021.7)

Underwriting Ratios			% Point Change
Loss ratio	106.3%	64.1%	42.2
Underwriting expense ratio	32.4%	31.6%	0.8
Combined ratio	138.7%	95.7%	43.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	40.1%	0.3%	39.8
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.3)%	(2.3)%	2.0
Combined ratio excluding catastrophic activity and prior year development (1)	98.9%	97.7%	1.2

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2017 third quarter were 3.8% higher than in the 2016 third quarter while net premiums written were 4.3% higher than in the 2016 third quarter. The increase in net premiums written reflected growth in program business, due to the continued effects of two newer programs, and in travel business. Such amounts were partially offset by a decrease in excess and surplus casualty business which reflected a lower level of project-related premiums, primarily due to the fact that the 2016 period included a significant amount of premium from one large construction project, along with a targeted reduction in certain exposures. Net premiums earned by the insurance segment in the 2017 third quarter were 3.1% higher than in the 2016 third quarter, and reflect changes in net premiums written over the previous five quarters.
The 2017 third quarter loss ratio reflected 40.1 points of current year catastrophic activity, primarily related to Hurricanes Harvey, Irma and Maria, compared to 0.3 points in the 2016 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 0.6 points in the 2017 third quarter, compared to 2.6 points in the 2016 third quarter. The balance of the change in the 2017 third quarter loss ratio resulted, in part, from the effects of market conditions and changes in the mix of business.
The underwriting expense ratio was 32.4% in the 2017 third quarter, compared to 31.6% in the 2016 third quarter. The comparison of the underwriting expense ratios reflected changes in the mix of business.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$422,083	$324,361	30.1
Net premiums written	316,694	234,810	34.9
Net premiums earned	323,573	251,927	28.4
Other underwriting income	1,728	2,216	(22.0)

Underwriting income (loss)	$(86,862)	$62,638	(238.7)

Underwriting Ratios			% Point Change
Loss ratio	98.5%	42.0%	56.5
Underwriting expense ratio	28.9%	33.9%	(5.0)
Combined ratio	127.4%	75.9%	51.5

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	41.2%	3.5%	37.7
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(10.7)%	(24.0)%	13.3
Combined ratio excluding catastrophic activity and prior year development (1)	96.9%	96.4%	0.5

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2017 third quarter were 30.1% higher than in the 2016 third quarter, while net premiums written were 34.9% higher than in the 2016 third quarter. Gross and net premiums written for the 2017 third quarter reflected an increase of $45.4 million in casualty business related to a retroactive reinsurance contract which was substantially earned in the period and resulted in a corresponding increase to losses and loss adjustment expenses. In addition, reinstatement premiums related to Hurricanes Harvey, Irma and Maria contributed $25.0 million to gross premiums written and $15.8 million to net premiums written in the 2017 third quarter. The increase in net premiums written in the 2017 third quarter also reflected growth in other specialty business, primarily in international motor quota share contracts. Net premiums earned by the reinsurance segment in the 2017 third quarter were 28.4% higher than in the 2016 third quarter, and reflect the retroactive reinsurance contract and reinstatement premium impacts discussed above as well as changes in net premiums written over the previous five quarters.
The 2017 third quarter loss ratio included 46.3 points of current year catastrophic activity, primarily related to Hurricanes Harvey, Irma and Maria, compared to 4.1 points of catastrophic activity in the 2016 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 11.3 points in the 2017 third quarter, compared to 23.6 points in the 2016 third quarter. The estimated net favorable development in the 2017 third quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business across earlier underwriting years. The balance of the change in the 2017 third quarter loss ratio resulted, in part, from the effects of market conditions and changes in the mix of business.
The underwriting expense ratio was 28.9% in the 2017 third quarter, compared to 33.9% in the 2016 third quarter. The retroactive reinsurance contract noted above improved the reported 2017 third quarter underwriting expense ratio by 4.1 points and the comparison of the underwriting expense ratios also reflected changes in the mix and type of business.

Mortgage Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$347,951	$131,726	164.1
Net premiums written	290,051	80,544	260.1
Net premiums earned	274,518	76,962	256.7
Other underwriting income	3,599	4,740	(24.1)

Underwriting income	$186,388	$41,156	352.9

Underwriting Ratios			% Point Change
Loss ratio	12.8%	14.4%	(1.6)
Underwriting expense ratio	20.6%	38.2%	(17.6)
Combined ratio	33.4%	52.6%	(19.2)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(7.8)%	(3.2)%	(4.6)
Combined ratio excluding prior year development (1)	41.2%	55.8%	(14.6)

(1)	See ‘Comments on Regulation G’ for further discussion.
The mortgage segment includes the Company’s U.S. mortgage insurance operations (“Arch MI U.S.”), international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. On December 31, 2016, the Company completed the acquisition of United Guaranty Corporation (“UGC”). As such, the 2017 third quarter results reflect the combination of Arch and UGC while the 2016 third quarter does not reflect UGC activity.
Gross premiums written by the mortgage segment in the 2017 third quarter were significantly higher than in the 2016 third quarter, primarily reflecting the growth in insurance in force due to the acquisition of UGC. Premiums ceded for the 2017 third quarter were primarily related to the 50% quota share reinsurance agreement to AIG, covering 2014 to 2016 policy years of UGC business on a run-off basis, while the 2016 third quarter reflected the retrocession of $45.4 million of Australian mortgage reinsurance business. The increase in net premiums earned for the 2017 third quarter reflected growth in insurance in force over the last twelve months.
Arch MI U.S. generated $17.7 billion of new insurance written (“NIW”) during the 2017 third quarter, compared to $17.3 billion during the 2017 second quarter. The sequential growth in NIW reflected seasonality and an increase in purchase market activity. Monthly premium policies contributed 87.0% of 2017 third quarter NIW, compared to 85.7% in the 2017 second quarter.
The loss ratio for the 2017 third quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 7.8 points, compared to 11.5 points in the 2017 second quarter. The estimated net favorable development in the 2017 periods was primarily driven by continued lower than expected claim rates and subrogation activity. The ending percentage of loans in default on first lien business declined to 1.98% at September 30, 2017, from 2.02% at June 30, 2017.
The mortgage segment’s underwriting expense ratio was 20.6% in the 2017 third quarter, compared to 22.5% in the 2017 second quarter. The lower underwriting expense ratio in the 2017 third quarter reflected the continued benefits of integration activities which reduced aggregate expenses for the period, along with the impact of growth in net premiums earned.
At September 30, 2017, the mortgage segment’s risk-in-force (before reinsurance) of $69.2 billion consisted of $64.0 billion from Arch MI U.S. with the remainder from reinsurance and risk-sharing operations. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement dated September 30, 2017.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, UGC transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. Such amounts exclude the results of the ‘other’ segment.
Net investment income for the 2017 third quarter was $0.70 per share, or $94.1 million, compared to $0.53 per share, or $66.3 million, for the 2016 third quarter. The 2017 third quarter net investment income reflected income on the acquired UGC portfolio, partially offset by higher investment expenses. The annualized pre-tax investment income yield was 2.00% for the 2017 third quarter, compared to 1.81% for the 2016 third quarter.
Corporate expenses were $14.1 million for the 2017 third quarter, compared to $11.3 million for the 2016 third quarter, with the increase primarily due to equity incentive grants related to recent management changes. UGC transaction costs and other were $3.0 million for the 2017 third quarter, compared to $2.7 million in the 2017 second quarter. UGC transaction costs and other include advisory, financing, legal, severance, incentive compensation and other transaction costs related to the UGC acquisition. Amounts for both periods primarily reflected severance and severance related costs.
Amortization of intangible assets for the 2017 third quarter was $31.8 million, compared to $4.9 million for the 2016 third quarter. The higher level of expense for the 2017 third quarter reflects the amortization of intangible assets related to the UGC acquisition, including intangible assets for acquired insurance contracts and distribution relationships.
Interest expense for the 2017 third quarter was $26.3 million, compared to $12.9 million for the 2016 third quarter, with the increase primarily reflecting the impact of the issuance of the Company’s 2026 and 2046 senior notes in December 2016 and the higher level of borrowings under the Company’s revolving credit agreement. During the 2017 third quarter, the Company repaid $100.0 million of revolving borrowings.
Preferred dividends for the 2017 third quarter were $12.4 million, compared to $5.5 million for the 2016 third quarter, with the increase primarily reflecting the impact of the issuance of series E preferred shares in September 2016. The proceeds from the debt and preferred offerings were used to close the UGC acquisition on December 31, 2016. In addition, the Company issued $230 million of 5.45% Series F preferred shares in August 2017 and received net proceeds of $222.1 million. In September 2017, the Company redeemed $230 million of 6.75% Series C preferred shares and, in accordance with GAAP, recorded a loss of $6.7 million to remove original issuance costs related to the redeemed shares from additional paid-in capital. Such adjustment had no impact on total shareholders’ equity or cash flows.
For additional information on the Company’s capital structure, please refer to the Financial Supplement dated September 30, 2017.
On a pre-tax basis, net foreign exchange losses for the 2017 third quarter were $27.8 million, compared to net foreign exchange losses for the 2016 third quarter of $4.2 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 14.9% for the nine months ended September 30, 2017, compared to 6.6% for the 2016 period. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 19.0% for the nine months ended September 30, 2017, compared to 13.9% for the six months ended June 30, 2017 and 6.2% for the 2016 period. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any. The adjustment to the estimated annual effective tax rate in the 2017 third quarter reduced the Company’s after-tax results by $26.5 million, or $0.20 per share.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on October 26, 2017. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on October 26, 2017 at 2:00 p.m. Eastern Time until November 2, 2017 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 93724925 for all callers).
Please refer to the Company’s Financial Supplement dated September 30, 2017, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $11.04 billion in capital at September 30, 2017, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. UGC transaction costs and other include advisory, financing, legal, severance, incentive compensation and other transaction costs related to the UGC acquisition. During the 2016 fourth quarter, UGC transaction costs and other included non-recurring expenses related to a change in the Company’s approach on the deferral of certain internal underwriting costs which are no longer being deferred. The Company believes that UGC transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series C preferred shares in September 2017 and had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and loss on redemption of preferred shares from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.

The following tables summarize the Company’s results by segment for the 2017 third quarter and 2016 third quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2017
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$787,447	$422,083	$347,951	$1,557,179	$166,198	$1,648,246
Premiums ceded	(222,516)	(105,389)	(57,900)	(385,503)	(12,471)	(322,843)
Net premiums written	564,931	316,694	290,051	1,171,676	153,727	1,325,403
Change in unearned premiums	(29,766)	6,879	(15,533)	(38,420)	(25,097)	(63,517)
Net premiums earned	535,165	323,573	274,518	1,133,256	128,630	1,261,886
Other underwriting income	—	1,728	3,599	5,327	737	6,064
Losses and loss adjustment expenses	(568,795)	(318,609)	(35,156)	(922,560)	(123,581)	(1,046,141)
Acquisition expenses	(82,638)	(57,340)	(21,803)	(161,781)	(32,073)	(193,854)
Other operating expenses	(90,875)	(36,214)	(34,770)	(161,859)	(8,268)	(170,127)
Underwriting income (loss)	$(207,143)	$(86,862)	$186,388	(107,617)	(34,555)	(142,172)

Net investment income				94,127	22,332	116,459
Net realized gains (losses)				64,104	2,171	66,275
Net impairment losses recognized in earnings				(1,878)	—	(1,878)
Equity in net income (loss) of investment funds accounted for using the equity method				31,090	—	31,090
Other income (loss)				(342)	—	(342)
Corporate expenses				(14,108)	—	(14,108)
UGC transaction costs and other				(2,990)	—	(2,990)
Amortization of intangible assets				(31,824)	—	(31,824)
Interest expense				(26,264)	(3,246)	(29,510)
Net foreign exchange gains (losses)				(27,785)	(243)	(28,028)
Income (loss) before income taxes				(23,487)	(13,541)	(37,028)
Income tax expense				(8,168)	(21)	(8,189)
Net income (loss)				(31,655)	(13,562)	(45,217)
Dividends attributable to redeemable noncontrolling interests				—	(4,586)	(4,586)
Amounts attributable to nonredeemable noncontrolling interests				—	16,147	16,147
Net income (loss) available to Arch				(31,655)	(2,001)	(33,656)
Preferred dividends				(12,369)	—	(12,369)
Loss on redemption of preferred shares				(6,735)	—	(6,735)
Net income (loss) available to Arch common shareholders				$(50,759)	$(2,001)	$(52,760)

Underwriting Ratios
Loss ratio	106.3%	98.5%	12.8%	81.4%	96.1%	82.9%
Acquisition expense ratio	15.4%	17.7%	7.9%	14.3%	24.9%	15.4%
Other operating expense ratio	17.0%	11.2%	12.7%	14.3%	6.4%	13.5%
Combined ratio	138.7%	127.4%	33.4%	110.0%	127.4%	111.8%

Net premiums written to gross premiums written	71.7%	75.0%	83.4%	75.2%	92.5%	80.4%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2016
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$758,934	$324,361	$131,726	$1,214,765	$163,736	$1,278,765
Premiums ceded	(217,446)	(89,551)	(51,182)	(357,923)	(6,300)	(264,487)
Net premiums written	541,488	234,810	80,544	856,842	157,436	1,014,278
Change in unearned premiums	(22,410)	17,117	(3,582)	(8,875)	(47,000)	(55,875)
Net premiums earned	519,078	251,927	76,962	847,967	110,436	958,403
Other underwriting income	—	2,216	4,740	6,956	1,024	7,980
Losses and loss adjustment expenses	(332,845)	(105,924)	(11,107)	(449,876)	(74,307)	(524,183)
Acquisition expenses	(77,146)	(50,192)	(5,190)	(132,528)	(28,739)	(161,267)
Other operating expenses	(86,613)	(35,389)	(24,249)	(146,251)	(7,035)	(153,286)
Underwriting income	$22,474	$62,638	$41,156	126,268	1,379	127,647

Net investment income				66,282	27,336	93,618
Net realized gains (losses)				95,946	29,159	125,105
Net impairment losses recognized in earnings				(3,867)	—	(3,867)
Equity in net income (loss) of investment funds accounted for using the equity method				16,662	—	16,662
Other income (loss)				(400)	—	(400)
Corporate expenses				(11,343)	—	(11,343)
UGC transaction costs and other				(7,142)	—	(7,142)
Amortization of intangible assets				(4,865)	—	(4,865)
Interest expense				(12,924)	(3,019)	(15,943)
Net foreign exchange gains (losses)				(4,232)	1,611	(2,621)
Income before income taxes				260,385	56,466	316,851
Income tax (expense) benefit				(13,232)	1	(13,231)
Net income				247,153	56,467	303,620
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	(46,160)	(46,160)
Net income available to Arch				247,153	5,719	252,872
Preferred dividends				(5,484)	—	(5,484)
Net income available to Arch common shareholders				$241,669	$5,719	$247,388

Underwriting Ratios
Loss ratio	64.1%	42.0%	14.4%	53.1%	67.3%	54.7%
Acquisition expense ratio	14.9%	19.9%	6.7%	15.6%	26.0%	16.8%
Other operating expense ratio	16.7%	14.0%	31.5%	17.2%	6.4%	16.0%
Combined ratio	95.7%	75.9%	52.6%	85.9%	99.7%	87.5%

Net premiums written to gross premiums written	71.3%	72.4%	61.1%	70.5%	96.2%	79.3%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•	the integration of United Guaranty Corporation and any other businesses the Company has acquired or may acquire into its existing operations;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2017;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.